UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	December 5, 2016
PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

(a) On December 5, 2016, Patrick Industries, Inc. (“Patrick” or the “Company”) issued a press release (the “Press Release”) announcing the completion of the acquisitions of the business and certain assets of Sigma Wire International, LLC ("Sigma"), headquartered in Elkhart, Indiana, and KRA International, LLC ("KRA"), headquartered in Mishawaka, Indiana.  Sigma is a manufacturer of a wide range of PVC insulated wire and cable products primarily for the recreational vehicle ("RV") and marine markets.  KRA, which operates primarily in the RV and industrial markets, is a manufacturer of wire harnesses and associated assemblies for RVs, commercial vehicles, lawn care equipment, marine products, the defense industry, and automotive aftermarket products.

The Company projects the combined 2016 revenues of Sigma and KRA to be approximately $21 million and expects the acquisitions to be accretive to 2017 net income per share. The net purchase price for both businesses of approximately $25 million included the acquisition of accounts receivable, inventory, and machinery and equipment, and was funded under the Company's credit facility.  Sigma and KRA will continue to operate on a stand-alone basis under their respective brand names in their existing facilities.

A copy of the Press Release is furnished herewith as Exhibit 99.1.

(b) Slides for Investor Presentation as contained in Exhibit 99.2.

The information referenced in this Form 8-K is furnished pursuant to Item 7.01, “Regulation FD Disclosure.” Such information, including the Exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1 - Press Release issued December 5, 2016
Exhibit 99.2 - Slides for Investor Presentation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: December 5, 2016	By:	/s/ Joshua A. Boone
Joshua A. Boone
Vice President - Finance and Chief Financial Officer